Exhibit 10.1

Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and exhibits have been omitted from this Exhibit 10.1 and will be furnished to the Securities and Exchange Commission supplementally upon request.

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

ASSET PURCHASE AGREEMENT

by

and among

Valsoft Corporation Inc.,

and

Aspire USA LLC

and

TDO Software, Inc.

Dated March 1, 2024

TABLE OF CONTENTS

Pages

1.	Definitions.		1
	1.1	Certain Definitions	1

2.	Purchase of Assets.		10
	2.1	Canadian Purchaser Assets	10
	2.2	U.S. Purchaser Assets	10
	2.3	Excluded Assets	10

3.	Assumption of Liabilities		10
	3.1	Assumption of Liabilities	10
	3.2	Excluded Liabilities	10

4.	Purchase Price; Payment, and Allocation		10
	4.1	Payment of Purchase Price	10
	4.2	Purchase Price Allocation	10
	4.3	Purchase Price Adjustment	11
	4.4	Post-Closing Adjustment and Disputes	11

5.	Closing; Closing Deliverables		12
	5.1	Closing	12
	5.2	Closing Deliverables	12
	5.3	Tax Matters	13
	5.4	Tax Elections	14

6.	Representations and Warranties of Seller		14
	6.1	Organization and Qualification of Seller	14
	6.2	Authorization and Enforceability	14
	6.3	Qualification to do Business	14
	6.4	Financial Statements	14
	6.5	Books and Records	15
	6.6	Title and Sufficiency of Acquired Assets	15
	6.7	Legal Proceedings	15
	6.8	Material Contracts	15
	6.9	No Conflicts; Consents	15
	6.10	Receivables	16
	6.11	Intellectual Property.	16
	6.12	Employees and Employee Benefits; Contractors	18
	6.13	Taxes	19
	6.14	No Material Adverse Effect	20
	6.15	Compliance With Laws; Permits.	20
	6.16	Real Property	20
	6.17	Product Warranty; Product Liability	21
	6.18	Suppliers	21
	6.19	Brokers; Finders	22
	6.20	No Other Representations and Warranties	22

i

7.	Representations and Warranties of Purchasers		22
	7.1	Organization and Good Standing of Purchaser; Corporate Action	22
	7.2	No Conflicts; Consents	22
	7.3	Legal Proceedings	22
	7.4	Financing	22
	7.5	Brokers; Finders	23
	7.6	Independent Investigation	23

8.	Covenants		23
	8.1	Further Assurances	23
	8.2	Governmental and Third-Party Notices and Consents	23
	8.3	Collection of Accounts Receivable	24
	8.4	Accounts Payable	24
	8.5	Non-Competition; Non-Solicitation; Non-Disparagement	24
	8.6	Employee Matters	25
	8.7	Books and Records	27
	8.8	Confidentiality	27
	8.9	Public Announcements	28
	8.10	Change of Name	28
	8.11	Endocon	28
	8.12	TDO-GentleWave Interface	28

9.	Indemnification		29
	9.1	Survival.	29
	9.2	Indemnification by Seller	29
	9.3	Indemnification by Purchaser	29
	9.4	Limitations on Indemnification	30
	9.5	Indemnification Procedures.	31
	9.6	Purchase Price Adjustment	33
	9.7	Exclusive Remedy	33
	9.8	Set-Off	33

10.	Miscellaneous.		34
	10.1	Notices	34
	10.2	Interpretation	34
	10.3	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	35
	10.4	Good Faith Attempt to Resolve Disputes	35
	10.5	Successors and Assigns	35
	10.6	Amendment and Modification; Waiver	35
	10.7	Severability	35
	10.8	Entire Agreement; Incorporation of Recitals	36
	10.9	Attorneys’ Fees	36
	10.10	Expenses	36
	10.11	No Third Party Beneficiaries	36
	10.12	Equitable Relief	36
	10.13	Counterparts; Electronic Signatures	36
	10.14	Non-Recourse	36
	10.15	Conflicts and Privilege	37

ii

EXHIBITS

EXHIBIT A – ALLOCATION OF PURCHASE PRICE

EXHIBIT B – BUSINESS FF&E

EXHIBIT C – ASSIGNED CONTRACTS

EXHIBIT D – EXCLUDED LIABILITIES

EXHIBIT E – EXCLUDED ASSETS

EXHIBIT F – CLOSING WORKING CAPITAL STATEMENT

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective March 1, 2024 by and among TDO Software, Inc., a California corporation, with its registered office in the State of California (the “Seller”), on one hand, and Valsoft Corporation Inc., a Quebec Corporation (the “Canadian Purchaser”), Aspire USA LLC, a Delaware limited liability company (the “U.S. Purchaser” and, together with the Canadian Purchaser, each, a “Purchaser” and, collectively, the “Purchasers”), on the other hand. Seller and Purchasers are sometimes referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller is engaged, directly or indirectly, in the business of developing and providing an end-to-end practice management software for the endodontic industry (the “Business”);

WHEREAS, Seller desires to sell and assign to Purchasers, and Purchasers desire to purchase from the Seller, certain assets of Seller used in the Business, subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the agreements, covenants, representations, and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.
Definitions.
1.1.
Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Acquired Assets” means the Canadian Purchaser Assets and the U.S. Purchaser Assets.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Trademark Assignment Agreement, and the Transition Services Agreement.

“Assigned Contracts” means all Contracts related to the Business or the Acquired Assets listed on Exhibit C hereto.

“Assumed Liabilities” means: (a) all Liabilities under any Assigned Contracts assigned to any Purchaser (except for any Liability arising out of or relating to (i) any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such Contract or (ii) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure); (b) any and all other Liabilities related to the Acquired Assets of any kind or nature whatsoever; (c) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid as of the Closing Date and are reflected in the Closing Working Capital; and (d) all current liabilities of the Business reflected in Closing Working Capital.

“Business Day” means any day of the year on which national banking institutions in the State of Delaware and/or the Province of Quebec are open to the public for conducting business and are not required or authorized to close.

“Business FF&E” means all furniture, fixtures, furnishings, equipment, leasehold improvements, and other tangible personal property owned by Seller and used primarily for the Business (including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies) to the extent listed in Exhibit B under the heading “Business FF&E”.

“Business Intellectual Property” means all Intellectual Property owned or purported to be owned by the Seller used in the Business.

“Canadian Purchaser Assets” means the following assets, properties and rights of Seller, other than the Excluded Assets and the U.S. Purchaser Assets, in each case to the extent existing as of the Closing and used primarily for the Business:

(a)
all trade and other accounts receivable and notes and loans receivable that are payable to the Seller, and all rights to unbilled amounts for products delivered or services provided, together with any security held by the Seller for the payment thereof;
(b)
all residual payments received from [***] in relation to the Developer Agreement dated October 11, 2010 together with its Amendment dated September 1, 2019, between Seller and [***], all for payment processing services of Seller’s customers;
(c)
all Business Intellectual Property;
(d)
all rights, interests and obligations of the Seller in, to and under the Assigned Contracts, including the right to assert claims and take other actions thereunder, arising from and after the Closing Date;
(e)
all claims, prepayments, deposits, refunds, causes of action, chooses in action, rights of recovery, rights of setoff and rights of recoupment relating to the Assigned Contracts arising from and after the Closing Date;
(f)
copies of all books, records, ledgers, lists (including customer and prospect lists), employment records, manufacturing and procedural manuals, Intellectual Property records, sales and promotional materials, studies and reports to the extent relating solely to the Business and existing, and legally transferrable;
(g)
all Permits which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Acquired Assets as currently conducted, to the extent legally transferable;
(h)
all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Canadian Purchaser Assets arising from and after the Closing Date;
(i)
the Web Services Accounts;
(j)
all goodwill associated with any of the assets described in the foregoing clauses or with respect to the Business as a going concern; and

(k)
the Domain Names.

“Closing Working Capital” means, as of 12:01 a.m., Eastern Standard Time on the Closing Date, (a) the current assets of the Business enumerated on Exhibit F, minus (b) the current liabilities of the Business enumerated on Exhibit F, as calculated pursuant to the pro forma Closing Working Capital Statement which is annexed hereto as Exhibit F.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Tax Agreement” means a commercial and customary Contract that is entered into in the Ordinary Course of Business the principal purpose of which does not relate to Taxes but contains agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding or undertaking, commitment or obligation, whether written or oral.

“Customer Offerings” means, in connection with the Business, (a) the products (including Software and Hardware) that the Seller (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties and (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six (6) years and (b) the services that the Seller (i) currently provides or makes available to third parties and (ii) has provided or made available to third parties within the previous six (6) years.

“Damages” means any and all debts, obligations and other Liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, direct or indirect, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

“Dollars” or “$” means the lawful currency of the United States.

“Domain Names” means the following Internet domain names:

(a)
tdo4endo.com
(b)
tdo-software.com
(c)
tdosoftware.com
(d)
tdosoftware.net
(e)
tdo-info.com
(f)
tdo-info.info
(g)
tdo-info.net
(h)
tdo-info.org

“Employee” means any individual employed by Seller in connection with the Business as of immediately prior to the Closing.

“Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, pension, retirement, bonus, performance awards, stock or stock-related awards, loans, health or other welfare or fringe benefits or other employee benefits or remuneration of any kind, including, each “employee benefit plan” within the meaning of section 3(3) of ERISA and each “employee pension benefit plan” within the meaning of section 3(2) of ERISA, which as the case may be is maintained, contributed to, or required to be contributed to, by the Seller for the benefit of any Employee, or with respect to which Seller has or may have any liability or obligation to an Employee.

“ERISA Affiliate” means any trade or business that would be considered a single employer with the Seller under section 414(b), (c), (m), or (o) of the Code.

“Excluded Assets” means all assets of the Seller other than the Canadian Purchaser Assets and the U.S. Purchaser Assets, including the following assets of the Seller:

(a)
the charter and constituent documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, Tax Returns and documents relating thereto, seals, minute books, stock transfer books and other documents relating to the organization and existence of the Seller as a corporation;
(b)
cash and cash equivalents, short-term investments, deposits, bank accounts and other similar assets, including any working capital;
(c)
all insurance policies of Seller and rights thereunder, as well as all proceeds payable thereunder;
(d)
all rights relating to refunds, recovery or recoupment of Taxes;
(e)
any of the rights of the Seller under this Agreement or under the Ancillary Agreements;
(f)
the email history associated with any Web Services Account;
(g)
all Contracts that are not Assigned Contracts (including any collective bargaining agreements);
(h)
all equity interests in any Person;
(i)
all rights related to and assets of any benefit plans;
(j)
the Excluded Assets listed on Exhibit E; and
(k)
any security, claim, remedy or other right related to any of the foregoing.

“Excluded Liabilities” means any liabilities or obligations of any kind or nature whatsoever of the Seller not expressly included in the Assumed Liabilities, and shall expressly include (unless they would otherwise constitute Assumed Liabilities) the following (in each case, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due):

(a)
liabilities and obligations set forth on Exhibit D;
(b)
any liability of the Seller for unpaid Taxes for any Tax period, any liability for unpaid Taxes with respect to the Acquired Assets or from the operation of the Business for any period up to the Closing Date, and any liability of the Seller for Taxes arising in connection with the consummation of the transactions contemplated hereby; or
(c)
liabilities and obligations:
(A)
for Taxes of any other Person for which a Purchaser Indemnitee may be liable by reason of (x) the Seller being a member of a consolidated, combined, unitary or affiliated group of companies, (y) the entry of the Seller into a tax sharing, tax indemnity or similar agreement (excluding Commercial Tax Agreements) with any other Person, or (z) transferee or successor liability arising in respect of a transaction undertaken prior to the Closing Date;
(B)
relating to any breach of contract, breach of warranty, tort, infringement, violation of Law occurring prior to the Closing;
(C)
earned but unpaid compensation of any kind arising or relating to the period prior to the Closing, including without limitation retroactive pay raises, commission payments, officer or employee bonuses, unpaid profit-sharing plans or payments, and any accrued but unpaid severance or similar obligations, including without limitation accrued but unused vacation, personal and sick days as of the Closing;
(D)
under any employment, consulting or independent contractor agreement arising or relating to the period prior to the Closing;
(E)
relating to any transaction bonus, change of control, parachute or similar payment;
(F)
relating to non-Transferred Employees;
(G)
under any Employee Plan with respect to which the Seller has any liability;
(H)
under Assigned Contracts that are not assigned to the Purchasers;
(I)
relating to the operation or conduct of any business other than the Business by the Seller;
(J)
for Seller Transaction Expenses;
(K)
relating to any Legal Proceedings to which the Seller or any of its Affiliates is or has been a party;
(L)
owing to any Affiliate (including any intercompany liability of any nature), equityholder, officer or director of the Seller or any of its Affiliates; or
(M)
accruing as a result of facts, events, circumstances, actions or inactions and/or the operation of the Business occurring on or prior to the Closing.

“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the omission or making of any untrue or inaccurate statement in any certificate delivered pursuant to this Agreement or in respect of the representations and warranties pursuant to Article 6 or Article 7, as applicable; provided, that such actual and intentional fraud of the Seller shall only be deemed to exist if the persons listed in the definition of “Knowledge” on behalf of the Seller had actual knowledge (as opposed to imputed or constructive knowledge) that any statement in any certificate delivered pursuant to this Agreement or the representations and warranties made by the Seller pursuant to Article 6 or Article 7 as qualified by the Disclosure Schedule, were actually breached when made with the express intention that the other party rely thereon to its detriment.

“Fundamental Representations” means the representation and warranties set forth in Section 6.1 (Organization and Qualification of Seller), Section 6.2 (Authorization and Enforceability), the first sentence of Section 6.6 (Title and Sufficiency of Acquired Assets), and Section 6.19 (Brokers; Finders).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” means any government, or governmental, supervisory or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court, judicial entity or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Information Technology Systems” means Software and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Seller in the Business or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings.

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (b) all Internet domain names; (c) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and records thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (d) trade secrets; (e) all other intellectual property rights arising from or relating to Technology; (f) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions) ); and (g) patents, patent applications, inventors’ certificates, utility models, statutory invention registrations, and other indicia of ownership of an invention, discovery or improvement issued by a Governmental Entity, including reissues, provisionals, divisionals, continuations, continuations-in-part, extensions, reexaminations, renewals, extensions and other pre-grant and post-grant forms of the foregoing.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge” means, in the case of Seller, the actual knowledge of Luiz Motta; provided, that “actual knowledge” for purposes of this definition shall be deemed to include knowledge of any fact or circumstance of which a person exercising reasonable due care in the performance of his or her duties would reasonably be expected to have.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Leased Premises” means the real property that is leased, subleased, licensed to or otherwise occupied by, the Seller situated at 6235 Lusk Boulevard, San Diego, California, 92121.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which Seller hold or occupy the Leased Premises.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Entity.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever, other than (a) carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar liens with respect to amounts that are not yet due and payable or that are being contested in good faith, (b) liens for Taxes that are not yet due and payable or not yet delinquent or that are being contested in good faith, (c) liens securing rental payments under capital lease arrangements, (d) restrictions arising under applicable zoning and other land use Laws that do not, individually or in the aggregate, have a material adverse effect on the present use or occupancy of the property subject thereto, (e) defects, easements, rights of way, restrictions, covenants, claims, subleases or similar items relating to real property that do not, individually or in the aggregate, have a material adverse effect on the present use or occupancy of the real property subject thereto and (f) matters which would be disclosed by an accurate survey or inspection of any land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto .

“Material Adverse Effect” means any change, event, occurrence, fact, circumstance, condition or development that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations or financial condition of the Business (including the Acquired Assets), taken as a whole; provided that none of the following shall be taken into account in determining whether there is a Material Adverse Effect: any adverse effect, change, event, occurrence, fact, circumstance, condition or development arising from or relating to, either alone or in combination: (a) general business, industry or economic conditions, (b) local, regional, national or international political or social conditions, including the engagement (whether new or continuing) by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, any natural or man-made disaster, any pandemics, any epidemics, pandemics, disease outbreaks, other public health emergencies or acts of God, (c) changes in financial, banking, or securities markets, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, (d) changes in applicable Laws or accounting rules, including GAAP, or (e) changes in Laws, unless, in each of the cases specified in clauses (a)-(e) above, such effect, change, event, occurrence, fact, circumstance, condition or development has or would reasonably be expected to have a disproportionate effect on the Business relative to the other participants in the industries in which the Business operates.

“Material Contracts” means any Assigned Contract (except for purchase orders entered into in the Ordinary Course of Business, if any) with any Person that from whom the Business derived a revenue in excess of $25,000 during the fiscal year ended December 31, 2023.

“Open Source Materials” means all Software, documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Seller through the date hereof consistent with past practice.

“Permits” means any registrations, orders, franchises, variances and approvals, authorizations, consents, licenses, permits or certificates issued by or obtained from a Governmental Entity (including those relating to the use or occupancy of owned or leased real property).

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Purchase Price” means the aggregate of the Closing Canadian Cash Payment, the Closing U.S. Cash Payment and the Balance of Sale Payment, as adjusted pursuant to Section 4.3.

“Seller Registrations” means Intellectual Property registrations that are registered or filed in the name of the Seller, alone or jointly with others.

“Seller Transaction Expenses” means the aggregate amount of all out-of-pocket fees and expenses incurred by or on behalf of the Seller or any of its Affiliates in connection with the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Target Closing Working Capital” means the greater of (a) the average monthly net working capital balance of the Business over the twelve (12) months immediately preceding the Closing Date or (b) $0.

“Tax” or “Taxes” means (a) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments in the nature of a tax, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes; (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a); and (c) any liability in respect of any items described in clauses (a) and/or (b) payable by reason of Contract (other than a Commercial Tax Agreement), assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller or any of its Affiliates.

“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“U.S. Purchaser Assets” means the following assets, properties and rights of Seller, other than the Excluded Assets and the Canadian Purchaser Assets, in each case to the extent existing as of the Closing and used primarily for the Business, including:

(a) all Business FF&E; and

(b) all rights, interests and obligations of the Seller in, to and under the Lease pursuant to the Lease Assignment Agreement, including the right to assert claims and take other actions thereunder, arising from and after the Closing Date.

“Web Services Accounts” means the web services accounts, email accounts, telephone numbers, advertising and analytics accounts, and social media accounts used in the Business and listed on Exhibit B hereto under the heading “Web Services Accounts”.

2.
Purchase of Assets.
2.1.
Canadian Purchaser Assets. On and subject to the terms and conditions of this Agreement, the Seller shall sell, transfer, convey assign and deliver to Canadian Purchaser, at the Closing, for the consideration specified below in Section 4, all right, title and interest in, to and under the Canadian Purchaser Assets.
2.2.
U.S. Purchaser Assets. On and subject to the terms and conditions of this Agreement, the Seller shall sell, transfer, convey assign and deliver to the U.S. Purchaser, at the Closing, for the consideration specified below in Section 4, all right, title and interest in, to and under the U.S. Purchaser Assets.

2.3.
Excluded Assets. For the avoidance of doubt, the Canadian Purchaser Assets and the U.S. Purchaser Assets shall not include the Excluded Assets.
3.
Assumption of Liabilities.
3.1.
Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing the Purchasers shall assume, become responsible for, perform and discharge when due the Assumed Liabilities.
3.2.
Excluded Liabilities. Notwithstanding the provisions of Section 3.1 or any other provision in this Agreement to the contrary, the Purchasers shall not assume and shall not be responsible to pay, perform or discharge any of the Excluded Liabilities.
4.
Purchase Price; Payment, and Allocation.
4.1.
Payment of Purchase Price .
(a)
At the Closing (as defined below):
(i)
Canadian Purchaser shall pay to Seller by way of wire transfer or other delivery of immediately available funds to an account designated by the Seller an amount in cash equal to Fourteen Million Seven Hundred Ninety-Seven Thousand Four Hundred Forty-Three Dollars and Fifty-Three Cents ($14,797,443.53) (the “Closing Canadian Cash Payment”) as adjusted pursuant to Section 4.3.
(ii)
U.S. Purchaser shall pay to Seller by way of wire transfer or other delivery of immediately available funds to an account designated by the Seller an amount in cash equal to Two Hundred Two Thousand Five Hundred Fifty-Six Dollars and Forty-Seven Cents ($202,556.47) (the “Closing U.S. Cash Payment”) as adjusted pursuant to Section 4.3.
(b)
On the 12-month anniversary of the Closing, the Canadian Purchaser shall pay the Seller by way of wire transfer or other delivery of immediately available funds to an account designated by the Seller an amount in cash equal to One Million Dollars ($1,000,000.00) (the “Balance of Sale Payment”).
4.2.
Purchase Price Allocation. The Parties shall allocate the Purchase Price among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule set forth in Exhibit A hereto.
4.3.
Purchase Price Adjustment. [intentionally deleted]
4.4.
Post-Closing Adjustment and Disputes.
(i)
Within sixty (60) days after the Closing Date, the Purchasers shall prepare and deliver to the Seller a statement (the “Closing Working Capital Statement”) setting forth its calculation of Closing Working Capital, prepared in accordance with the principles contained and reflected in the Pro forma Closing Working Capital Statement annexed hereto as Exhibit F. The Purchase Price shall be adjusted in the following manner: (A) an increase by the amount, if any, by which the Closing Working Capital is greater than the Target Closing Working Capital, or (B) a decrease by the amount, if any, by which the Closing Working Capital is less than the Target Closing Working Capital (the “Post-Closing Adjustment”).

(ii)
After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the "Review Period") to review the Closing Working Capital Statement. During the Review Period, Seller and Seller's Accountant shall have access to the relevant books and records of Purchaser, to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Purchaser's possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided that such access shall be in a manner that does not interfere with the normal business operations of Purchaser.
(iii)
On or before the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Purchaser a written statement setting forth Seller's objections in reasonable detail, indicating each disputed item or amount and the basis for Seller's disagreement therewith (the "Statement of Objections"). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Seller shall negotiate to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Purchaser and Seller, shall be final and binding.
(iv)
If Seller and Purchasers fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed Amounts" and any amounts not so disputed, the "Undisputed Amounts") shall be submitted for resolution to the office of BDO or, if BDO is unable to serve, Purchaser and Seller shall appoint by mutual agreement the office of an impartial, nationally recognized firm of independent chartered professional accountants other than Seller's Accountant or Purchaser's Accountant (the "Independent Accountant") who, acting as an expert and not an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.
(v)
Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller and Purchasers based upon the percentage that the amount actually contested but not awarded to Seller or Purchaser’s respectively, bears to the aggregate amount actually contested by Seller and Purchaser.
(vi)
Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.
(vii)
Payment of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Purchasers or Seller, as the case may be.

5.
Closing; Closing Deliverables.
5.1.
Closing. The transactions contemplated by this Agreement shall close remotely via the exchange of electronic documents (the “Closing”) on the date and time as mutually agreed by the Parties (the “Closing Date”). All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.
5.2.
Closing Deliverables. At the Closing:
(a)
the Seller shall deliver, or cause to be delivered, to the Purchasers the following:
(i)
a bill of sale (the “Bill of Sale”), duly executed by the Seller;
(ii)
an assignment and assumption agreement (the “Assignment and Assumption Agreement”), duly executed by the Seller;
(iii)
a trademark assignment agreement (the “Trademark Assignment Agreement”), duly executed by the Seller;
(iv)
a transition services agreement (the “Transition Services Agreement”), duly executed by the Seller;
(v)
a copy of a certificate of good standing of the Seller issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of the Seller’s organization and of each jurisdiction in which the Seller is qualified to do business;
(vi)
a certificate of an officer of the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or other similar governing body) of the Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;
(vii)
documents evidencing the release or termination of all Liens on the Acquired Assets, including all relevant payoff letters, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Liens; and
(viii)
such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchasers, as may be required to give effect to this Agreement;
(b)
the Purchasers shall deliver, or cause to be delivered, to the Seller the following:
(i)
the Closing Canadian Cash Payment and the Closing U.S. Cash Payment, in accordance with Section 4.1(a);
(ii)
the Bill of Sale, duly executed by the Purchasers;

(iii)
the Assignment and Assumption Agreement, duly executed by the Canadian Purchaser;
(iv)
the Trademark Assignment Agreement, duly executed by the Canadian Purchaser;
(v)
the Transition Services Agreement, duly executed by the Purchasers;
(vi)
resolutions of the board of directors (or similar governing bodies) of the Canadian Purchaser approving the delegation of signing authority to an authorized officer of the Canadian Purchaser in order to execute, deliver and perform, for and on behalf of the Canadian Purchaser, this Agreement, the Ancillary Agreements, documents and instruments to be entered into by the Canadian Purchaser; and
(vii)
resolutions adopted by the sole member of the U.S. Purchaser authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
5.3.
Tax Matters. All property, ad valorem and similar Taxes and similar fees on the Acquired Assets for taxable periods beginning before and ending on the date prior to the Closing Date shall be prorated between Purchasers and Seller. Seller shall be responsible for all such Taxes accruing during any period up to and including the day prior to the Closing Date. Purchasers shall be responsible for all Taxes and similar fees on the Acquired Assets accruing during any period beginning on the Closing Date. Any and all transfer, sales, use, value added, excise, filing, recording, documentary, stamp, or other similar Taxes (“Transfer Taxes”) arising as a result of the consummation of the transactions contemplated by this Agreement shall be borne by the Purchasers when due. The Purchasers will, at their sole expense, timely prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and the Purchasers shall remit all such Transfer Taxes to the applicable Taxing Authority when due. The Seller shall cooperate with the Purchasers with respect to preparing such Tax Returns and other documentation.
5.4.
Tax Elections. The Purchasers and the Seller shall timely execute and deliver any Tax elections, forms or any Tax Returns as they may mutually agree upon, including as may be necessary or appropriate to establish an exemption from (or otherwise reduce) Taxes, or an exemption from (or an extension in respect of) an obligation to file Tax Returns.
6.
Representations and Warranties of Seller. As a material inducement to the Purchasers entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchasers are entering into this Agreement in reliance upon the representations and warranties of the Seller, the Seller hereby represents and warrants to the Purchasers, that, except as set forth on the disclosure schedule delivered by the Seller to the Purchasers concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Disclosure Schedule”):
6.1.
Organization and Qualification of Seller. The Seller is a corporation duly incorporated and organized and subsisting under the laws of the State of California. The Seller has all requisite corporate power, authority and capacity to execute and deliver this Agreement and all other Ancillary Agreements and instruments to be executed by it as contemplated herein and to perform its obligations hereunder and under all such other Ancillary Agreements and instruments.
6.2.
Authorization and Enforceability. The execution and delivery of this Agreement and all Ancillary Agreements and instruments to be executed and delivered hereunder have been duly authorized by all necessary corporate action on the part of the Seller and its members and, assuming the due authorization, execution and delivery thereof by the Purchasers, as applicable, this Agreement and the Ancillary Agreements constitute valid and binding obligations of the Seller enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
6.3.
Qualification to do Business. The Seller is registered, licensed or otherwise qualified to do business and in good standing under the laws of each jurisdiction set forth in Section 6.3 of the Disclosure Schedule, which jurisdictions constitute all of the jurisdictions in which the Seller is required to be so authorized, except for those jurisdictions in which the failure to be so qualified and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Seller has all necessary corporate power, authority, and capacity to carry on the Business and to own or lease and operate the Acquired Assets as now carried on and owned or leased and operated.
6.4.
Financial Statements. Section 6.4 of the Disclosure Schedule contains true and complete copies of (a) the unaudited balance sheet of the Business as of December 31, 2022, 2021 and 2020 and the related statements of income and statements of cash flows for the periods then ended, and (b) the unaudited balance sheet of the Business as of December 31, 2023 (the “Interim Balance Sheet” and such date, the “Balance Sheet Date”) and the statements of income and statements of cash flows for the three-month period then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in a manner consistently applied throughout the periods to which they relate. The balance sheets contained in the Financial Statements fairly present the financial position of the Business as of their respective dates and the statements of earnings and retained earnings contained in the Financial Statements fairly present the revenues, earnings and results of operations of the Business for the periods indicated. The Financial Statements are accurate and complete in all material respects and are based upon, and are consistent with, the Seller’s financial records.
6.5.
Books and Records. The Seller has made available to the Purchasers all books and records related to the Business. All material financial transactions of the Business have been accurately recorded in the financial records of the Business in accordance with sound business and financial practice and such financial records accurately reflect in all material respects the basis for the financial condition and the revenues, expenses and results of operations of the Business as of and to the date hereof. All books and records of the Business are in the full possession and exclusive control of Seller or its legal, financial or accounting advisors, and are owned exclusively by, the Seller.
6.6.
Title and Sufficiency of Acquired Assets. Except as set forth in Section 6.6 of the Disclosure Schedule, the Seller has good and marketable legal and beneficial title to, or license to, or in the case of leased properties and assets, valid leasehold interests in, all of the Acquired Assets, free and clear of any and all Liens and there is no agreement, option or other right or privilege outstanding in favor of any Person for the purchase from the Seller of the Business or any part thereof or any of the Acquired Assets. The Acquired Assets and the Excluded Assets constitute all of the property and assets necessary for operation of the Business as currently conducted by the Seller. The tangible Acquired Assets are in good operating condition and repair, ordinary wear and tear excepted, and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs.
6.7.
Legal Proceedings. Except as set forth in Section 6.7 of the Disclosure Schedule, there are no Legal Proceedings relating the Business, the Acquired Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, in each case pending against or, to the Knowledge of Seller, threatened against the Seller. To the Knowledge of the Seller, Seller has no reason to believe that any such Legal

Proceeding may be brought or threatened against Seller or the Business, or that there is any basis for the foregoing. Seller is not subject to any order, judgment, decree, injunction, or consent order of or with any court or other governmental agency, in each case relating to the Business, the Acquired Assets or the Assumed Liabilities.
6.8.
Material Contracts. Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). None of Seller or, to the Knowledge of Seller, any other party thereto is in material breach or material default under (or is alleged to be in breach or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Knowledge of the Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Purchasers. There are no material disputes pending or, to the Knowledge of the Seller, threatened under any Material Contract.
6.9.
No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation of any provision of the articles of incorporation, by-laws or other organizational documents of Seller, (b) result in a violation of any provision of Law or Order applicable to Seller, the Business or the Acquired Assets, (c) except as set forth in Section 6.9 of the Disclosure Schedule (the “Required Consents”), require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default or event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Acquired Assets are subject (including any Assigned Contract), or (d) result in the creation or imposition of any Lien on the Acquired Assets. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
6.10.
Receivables. All accounts receivable of the Seller reflected on the Interim Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims, excluding all accounts receivables aged above 90 days from their due date. All accounts receivable of the Seller that have arisen since the Balance Sheet Date are valid receivables subject to no setoffs or counterclaims, other than returns in the Ordinary Course of Business, excluding all accounts receivables aged above 90 days from their due date.
6.11.
Intellectual Property.
(a)
Section 6.11(a) of the Disclosure Schedule contains a complete and accurate list of Seller Registrations, all prototypes, products, Software, Hardware or Customer Offerings that are material to the operation of the Business and are owned or purported to be owned by the Seller that have been or are being developed for, sold, offered for sale, or distributed or otherwise disposed of since the inception of the Business, or which are currently under development and which the Business currently intends to sell, distribute or otherwise dispose of in the future.

(b)
Other than Open Source Materials and commercially available off-the-shelf Software, the Business Intellectual Property constitutes all of the Intellectual Property used, held for use in, material to or reasonably necessary for the current operation of the Business. The Customer Offerings constitute all of the products made, sold, designed or otherwise constituting part of the Business.
(c)
The Seller exclusively owns and has a valid right to assign to the Canadian Purchaser, all right, title and interest in and to the Business Intellectual Property and to transfer and deliver the Business Intellectual Property to the Canadian Purchaser.
(d)
To the extent, to the Knowledge of the Seller, that any Business Intellectual Property was originally owned or created by or for any third party (i) the Seller has a written agreement with such third party or parties with respect thereto, pursuant to which the Seller has obtained complete, unencumbered and unrestricted ownership and is the exclusive owner of, all such Business Intellectual Property by, to the Knowledge of the Seller a valid assignment or otherwise and has obtained the waiver of or consent to use and exploit all rights non-assignable at law, including all moral rights and (ii) such third parties have not retained and do not have any rights or licenses with respect to the IP (save moral rights). No third party who has licensed any Business Intellectual Property to or from the Seller has ownership rights or license rights to modifications or improvements made by the Seller or any of its Affiliates in the technology embodying such Business Intellectual Property.
(e)
No government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any Seller owned Business Intellectual Property.
(f)
Except as set forth in Section 6.11(f) of the Disclosure Schedule or pursuant to the obligations set forth in Section 8 hereof, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to the Purchasers, or their respective designees, by operation of law or otherwise, of any Assigned Contract, will result in (i) the loss or impairment of any Business Intellectual Property, (ii) the Purchasers granting to any third party any new or additional right to or with respect to any Business Intellectual Property owned by or licensed to the Purchasers, (iii) the Purchasers or any of their respective Affiliates being bound by, or subject to, any non-compete or other restriction, on the operation or scope of their respective businesses, properties or assets, including any restriction on providing services to customers or potential customers in any geographic area during any period of time or in any segment of the market, or (iv) the Purchasers or any of their respective Affiliates being obligated to pay any royalties or other amounts to any third party.
(g)
The Seller has taken all reasonable steps to protect its rights in confidential information and trade secrets related to the Acquired Assets and Business Intellectual Property, and the Seller has executed and required appropriate nondisclosure agreements and made appropriate filings and registrations, if necessary, in connection with the foregoing. All directors, managers, officers, employees, and consultants having access to confidential information of the Business have executed appropriate nondisclosure agreements, copies of which have been made available to the Purchasers. All employees, agents, consultants and independent contractors of the Seller and their respective contractors who have contributed to, or could otherwise now or in the future claim rights in, all or any portion of any Business Intellectual Property currently forming part of the Customer Offerings either: (i) were and are under an obligation to assign such contribution or rights to the Seller, and all such assignments have been properly made; or (ii) pursuant to applicable Law, their contribution is owned by the Seller (save moral rights).
(h)
The operation of the Business as currently conducted does not (i) to the Knowledge of Seller, infringe or misappropriate the Intellectual Property rights of any other Person, (ii) to the Knowledge of Seller, violate the rights of any other Person (including rights to privacy or publicity), (iii)

constitute unfair competition or trade practices under any applicable Laws, (iv) to the Knowledge of Seller, constitute a misuse or misappropriation of any Intellectual Property rights of any Person, or (v) entitle any third party to any interest therein, or right to compensation from the Seller or any of its respective successors or assigns, by reason thereof. The operation of the Business as currently conducted does not constitute unfair competition or trade practices under any applicable Laws or violate any applicable Law. Seller has not received written notice from any Person claiming any such infringement, misappropriation, violation or practice or any offer to any license constituting Business Intellectual Property and, to the Knowledge of Seller, there are no facts or circumstances that exist that could reasonably be expected to give rise to any such claims.
(i)
To the Knowledge of Seller, neither of the Customer Offerings nor the Business Intellectual Property contains any disabling codes or instructions or any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “worm,” “virus” or other code, software routines or Hardware components (collectively, “Contaminants”) designed or intended to have, or capable of performing or without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, (ii) damaging or destroying any data or file without the user's consent or (iii) sending information to Seller or any third party without the user's consent. The Seller has taken commercially reasonable steps to protect the Information Technology Systems from unauthorized access and Contaminants.
(j)
The Business Intellectual Property and any Open Source Materials used by the Seller, includes all Intellectual Property rights and Technology necessary for the conduct of the Business as it is currently conducted by the Seller, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Customer Offering.
(k)
Section 6.11(k) of the Disclosure Schedule lists the active customers of the Business as of the Closing Date. The Seller attests that to its Knowledge no customer listed thereon intends to cease doing business with the Seller or to modify or change in any material manner any existing arrangement with the Seller for the purchase of Customer Offerings. There are no unresolved disputes relating to the Business with any such customer.
(l)
This Section 6.11 constitutes the sole and exclusive representations and warranties of the Seller with respect to Intellectual Property.
6.12.
Employees and Employee Benefits; Contractors.
(a)
Section 6.12(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, whether written or oral, to which Seller is a party with respect to any compensation, commissions, bonuses or fees.
(b)
Section 6.12(b) of the Disclosure Schedule contains a true and complete list of all Employee Plans. The Seller has provided the Purchasers with true, up-to-date and complete copies of all

Employee Plans (or, where oral, written summaries of the material terms thereof) as amended as of the date hereof, together with copies of all material non-routine correspondence with Governmental Entities and plan summaries and existing employee booklets, brochures and personnel manuals. Each Employee Plan has been established and administered in all material respects, in accordance with its terms and applicable Law, and neither Seller nor any of its Affiliates has incurred or is reasonably expected to incur any Liability not reflected on the Financial Statements with respect to any Employee Plan. All contributions and premiums required to be made by the Seller to or under each Employee Plan have been made in a timely fashion in accordance with applicable Law, the terms of the applicable Employee Plan and any applicable collective agreement, and the Seller does not have, and as of the Closing Date will not have, any actual or potential unfunded liabilities (other than liabilities reflected on the Financial Statements or accruing after the Closing Date) with respect to any Employee Plans. With respect to the Business, there is no pending or, to the Knowledge of Seller, threatened action relating to an Employee Plan (other than routine claims for benefits).
(c)
No Employee Plan is, and neither the Seller nor any of its ERISA Affiliates has, in the last six years, sponsored, contributed to or been required to contribute to any employee benefit plan that is or was, (i) a multiple employer welfare arrangement within the meaning of section 3(40) of ERISA, (ii) subject to Title IV of ERISA, (iii) a “multiemployer plan” (within the meaning of section 3(37) or 4001(a)(3) of ERISA) or a plan for which the Seller would reasonably be expected to incur liability under section 4063 or 4064 of ERISA), or (iv) a “voluntary employees’ beneficiary association” within the meaning of section 501(c)(9) of the Code or a funded welfare arrangement. The Seller has no obligation to provide medical, dental, disability, life insurance or other health or welfare benefits (whether insured or self-insured) to or in respect of any individual after termination of his or her employment or service, except for benefits that are required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law.
(d)
No Employee is on long-term disability leave, receiving workers’ compensation benefits or otherwise an inactive Employee or on a leave of any nature. All compensation, including wages, commissions and bonuses, payable to Employees for services performed on or prior to the date hereof have been paid in full by the Seller, all required employer payroll taxes thereon have been properly withheld and paid, and there are no outstanding agreements, understandings or commitments of the Seller with respect to any current or deferred compensation, commission or bonuses owed to any Employee. Section 6.12(d) of the Disclosure Schedule sets forth the policy of the Seller with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the Closing Date.
(e)
With respect to the Business, to the Knowledge of Seller, no workers’ compensation, retaliation, discrimination, harassment, or other employment-related claim, complaint, charge or investigation has been filed or is pending or threatened against the Seller, and Seller has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims. With respect to the Business, to the Knowledge of Seller, the Seller and its Affiliates are in compliance in all material respects with all applicable Law governing or concerning labor relations, conditions of employment, immigration, unemployment insurance, employment discrimination and harassment, disability rights, equal opportunity, affirmative action, wages and hours (including classification of employees for minimum wage and overtime purposes and classification of independent contractors and consultants), Tax withholding and reporting, occupational safety and health and leaves of absence.
(f)
None of the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in combination with another event, including termination of employment or service) (i) result in any payment becoming due, or increase the amount of any compensation due, to any Employee, (ii) entitle any Employee to severance pay or benefits, or any increase in severance pay or benefits, change in control payments, unemployment compensation or any other payment, (iii) accelerate the time of payment or vesting, increase the amount of compensation or benefits due, trigger any payment or funding of compensation or benefits due or trigger any other obligation pursuant to any Employee Plan, or (iv) give rise to any “excess parachute payment” within the meaning of section 280G of the Code with respect to any Employee. No Employee is entitled to receive any additional payment from the Seller as a result of any Tax under sections 280G, 4999, 409A, or any other provision of the Code.
(g)
This Section 6.12, along with all relevant labor and benefits related paragraphs in Section 6.13, constitutes the sole and exclusive representations and warranties of the Seller with respect to labor and benefits.
6.13.
Taxes.
(a)
All Tax Returns required to be filed by the Seller with respect to Tax periods ending before the Closing Date have been timely filed when due in accordance with all applicable Laws and were true, complete and correct in all material respects as of the date filed;
(b)
The Seller has paid in full all Taxes that have become due and payable or not yet delinquent prior to the Closing Date, whether or not shown, or required to be shown, on any Tax Returns;
(c)
There is no action, suit, proceeding, investigation, audit or claim now pending with respect to any Tax with respect to the Seller, or to the Knowledge of Seller, threatened in writing or otherwise against Seller that would materially diminish the value of or otherwise materially impair the operation and maintenance of the Business;
(d)
With respect to Tax periods ending prior to the Closing Date, the Seller has timely and properly collected, withheld and remitted to the Taxing Authority to whom such payment is due all amounts required to be collected or withheld by the Seller for the payment of Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all U.S. Forms W-2 and 1099 required with respect thereto have been properly completed in all material respects and timely filed;
(e)
There are no Liens for failure to pay any Taxes (other than Taxes not yet due and payable or not yet delinquent) upon any of the Acquired Assets;
(f)
There is no dispute or claim concerning any Tax liability of the Seller either (A) claimed or raised by any Governmental Entity in writing or (B) as to which any member of the Seller, director or officer (or employee responsible for Tax matters) of the Seller has knowledge.
(g)
The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;
(h)
The Seller has physical custody of all documentation required to support the exemptions from sales tax and use tax claimed by Seller under applicable Law and Seller shall maintain such records for the statute of limitations applicable for the Tax Periods to which such documentation relates;
(i)
No Governmental Entity in a jurisdiction where the Seller does not file Tax Returns has ever made a written claim that the Seller is or may be subject to taxation by that jurisdiction; and

(j)
This Section 6.13 constitutes the sole and exclusive representations and warranties of the Seller with respect to Taxes.
6.14.
No Material Adverse Effect. Since the Balance Sheet Date, there has not been any a Material Adverse Effect.
6.15.
Compliance With Laws; Permits.
(a)
Since January 1, 2021, Seller has materially complied, and is now materially complying, with all Laws applicable to the conduct of the Business or the ownership and use of the Acquired Assets.
(b)
Section 6.15(b) of the Disclosure Schedules sets out a list of all material Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Acquired Assets which have been obtained by Seller and are valid and in full force and effect.
6.16.
Real Property.
(a)
Seller does not own or, except as set forth in Section 6.16(a) of the Disclosure Schedule, has ever owned any real property.
(b)
Section 6.16(b) of the Disclosure Schedules sets forth a true and complete list of all leases, subleases, licences, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guarantees, indemnities and other agreements with respect thereto, under which Seller holds any Leased Premises (collectively, the “Lease”). Seller has delivered to Purchaser a true and complete copy of the Lease. With respect to the Lease:
(i)
such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys quiet, peaceful and undisturbed possession of the Leased Premises;
(ii)
Seller is not in breach or default under such Lease, and, to Seller’ Knowledge, no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;
(iii)
Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under the Lease and, to the Seller’ Knowledge, no other party to the Lease is in default thereof, and no party to the Lease has exercised any termination rights with respect thereto;
(iv)
Seller has not subleased, assigned, licensed or otherwise granted to any Person the right to use or occupy such Leased Premises or any portion thereof; and
(v)
Seller has not pledged, mortgaged or otherwise granted an encumbrance or Lien on its leasehold interest in any Leased Premises.
(c)
The Leased Premises are sufficient for the continued conduct of the Business after the Closing Date in substantially the same manner as conducted before such date and constitutes all of the real property necessary to conduct the Business as currently conducted.
6.17.
Product Warranty; Product Liability. Since January 1, 2021, each product manufactured, distributed, sold, leased, or delivered by the Business (the “Products”) has been in all material respects in conformity with all applicable contractual commitments and all express and implied warranties. With respect to any Product distributed or sold prior to the Closing Date within three years prior to the date of this Agreement, the Seller has not received any written notice, or to the Knowledge of Seller, any oral notice relating to any claim involving: (a) any Product resulting from any alleged breach of contractual requirements, express or implied, applicable to such Product; (b) any breach of any product warranty (whether express or implied), strict liability in tort, negligent design, specification, processing or manufacture of product or negligent provision of services, defective design, specification, processing or manufacture of Product or, failure to warn or absence of or defective or inadequate warnings or instructions; (c) any alleged noncompliance with any applicable governmental, trade association or regulatory specifications or standards for any Product; or (d) any alleged noncompliance with labeling and advertising claims with respect to such Products. Seller does not have any material Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Interim Balance Sheet or described in any notes thereto. With respect to any Product distributed or sold prior to the Closing Date since January 1, 2021, no material claim for product liability has been asserted in writing or to the Knowledge of Seller orally, against the Seller and, to the Knowledge of Seller, no event has occurred that would reasonably be expected to result in such a claim, other than customer comments, questions or complaints, which are individually insignificant, in the Ordinary Course of Business.
6.18.
Suppliers. Section 6.18 of the Disclosure Schedule sets forth a list of the Seller’s top 12 suppliers (by aggregate cost of supplies purchased from or services provided by such suppliers) on a combined basis, in each case for the fiscal years ended on December 31, 2021, December 31, 2022 and December 31, 2023.
6.19.
Brokers; Finders. No finder, broker, agent, or other intermediary acting on behalf of the Seller is entitled to any commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby for which the Purchasers would become liable or obligated.
6.20.
No Other Representations and Warranties. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, THE PURCHASERS HAVE NOT RELIED UPON, AND THE SELLER IS NOT MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER EXPRESS OR IMPLIED, AT EQUITY, COMMON LAW, BY STATUTE OR OTHERWISE; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT THE PURCHASERS’ RIGHTS TO PURSUE CLAIMS FOR FRAUD.
7.
Representations and Warranties of Purchasers. Each of the Purchasers, jointly and severally, represents and warrants to the Seller as follows:
7.1.
Organization and Good Standing of Purchaser; Corporate Action. Each Purchaser is a corporation duly formed, actively existing and in good standing under the laws of the jurisdiction of its organization. Each Purchaser has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and instruments to executed by it as contemplated herein and to perform its obligations hereunder and under all such other Ancillary Agreements and instruments. The execution and delivery by Purchasers of this Agreement and the Ancillary Agreements and the consummation by the Purchasers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each of the Purchasers. This Agreement and the Ancillary Agreements to which the Purchasers are a party have been duly and validly executed and delivered by the Purchasers and constitute valid and binding obligations on each of the Purchaser, enforceable against them in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
7.2.
No Conflicts; Consents. The execution, delivery and performance by each of the Purchasers of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation of any provision of the certificate of incorporation, by-laws or other organizational documents of the Purchasers, (b) result in a violation of any provision of Law or Order applicable to either Purchaser, or (c) require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default or event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which either Purchaser is a party. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to either Purchaser in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
7.3.
Legal Proceedings. There are no Legal Proceedings pending or, to Purchaser’s Knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Ancillary Agreement.
7.4.
Financing. Each Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
7.5.
Brokers; Finders. No finder, broker, agent, or other intermediary acting on behalf of the Purchaser is entitled to any commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby.
7.6.
Independent Investigation. The Purchasers have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business as they have deemed appropriate, which investigation, review and analysis was done by the Purchasers and their Affiliates and representatives with the information and data provided and disclosed by the Seller. Each Purchaser acknowledges that it and its Affiliates and representatives have been provided adequate access to the personnel, properties, premises and records of the Seller for such purpose. In entering into this Agreement, each Purchaser acknowledges that it has relied primarily upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or their representatives (except the representations and warranties set forth in Article 5). Each Purchaser hereby acknowledges and agrees that other than the representations and warranties set forth in Article 5, none of the Seller nor any of its Affiliates, nor any of their respective officers, directors, employees, agents, representatives or stockholders, make or have made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Business or any other matter relating to the transactions contemplated by this Agreement including as to (a) merchantability or fitness for any particular use or purpose, (b) the operation of the Business after the Closing in any manner or (c) the probable success or profitability of the Business after the Closing.
8.
Covenants.
8.1.
Further Assurances. If at any time or from time to time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby (including to more effectively transfer, convey and assign to the Purchasers, and to confirm the Purchasers’ applicable title to or leasehold interest in, all of the Acquired Assets), each Party shall, upon the reasonable request of the other Party, do, execute and deliver, or cause to be done, executed or delivered, all such further acts, deeds, instruments of sale, transfer, conveyance, assignment or confirmation as may be reasonably required.
8.2.
Governmental and Third-Party Notices and Consents.
(a)
Each Party shall use its commercially reasonable efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.
(b)
The Seller shall use its commercially reasonable efforts to obtain, at its sole expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as listed or are required to be listed in the Disclosure Schedule.
(c)
If (i) any of the Assigned Contracts or other assets or rights constituting Acquired Assets may not be assigned and transferred by the Seller to the Purchasers (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party, (ii) such consent or approval is not obtained prior to the Closing and (iii) the Closing occurs nevertheless, then (A) such Assigned Contracts and the Seller’s rights thereunder and/or other assets or rights shall not be assigned and transferred by the Seller to the Purchasers at the Closing and the Purchasers shall not assume the Seller’s liabilities or obligations with respect thereto at the Closing, (B) the Seller shall use its commercially reasonable efforts to obtain the necessary consent or approval as soon as practicable after the Closing upon the request of the Purchasers, and (C) upon the obtaining of such consent or approval, the Purchasers and the Seller shall execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contracts and/or other assets or rights (and the associated liabilities and obligations of the Seller) to the Purchasers.
8.3.
Collection of Accounts Receivable. Seller agrees that it shall forward promptly to the Canadian Purchaser any monies, checks or instruments received by the Seller after the Closing Date with respect to the accounts receivable purchased by the Canadian Purchaser from the Seller pursuant to this Agreement. The Seller shall provide to the Canadian Purchaser such reasonable assistance as the Canadian Purchaser may request with respect to the collection of any such accounts receivable, provided the Purchasers pay the reasonable out-of-pocket expenses of the Seller and its officers, directors and employees incurred in providing such assistance.
8.4.
Accounts Payable. From and after the Closing, if either Purchaser or any of their respective Affiliates receives any invoice or notice in connection with any account payable, or other obligation to make a payment to any Person to the extent relating to the conduct of the Business prior to the Closing, such party shall remit such invoice or notice to the Seller in accordance with Section 10.1 as soon as reasonably practicable after its receipt thereof, and any such amount relating to the conduct of the Business prior to the Closing shall be an Excluded Liability.
8.5.
Non-Competition; Non-Solicitation; Non-Disparagement.
(a)
For a period of three years following the Closing Date, the Seller shall not either individually or in partnership or jointly or in conjunction with any other Person, without prior written consent of the Purchasers, (i) manage, carry on, establish, or otherwise engage in or assist others in engaging in any business that competes, directly or indirectly, with the Business or the Acquired Assets (a “Competing Business”) in the United States of America (the “Restricted Territory”), (ii) have an interest in any Person that engages directly or indirectly in a Competing Business in the Restricted Territory in any capacity, including as a partner, shareholder, member, employee, principle, agent, trustee or consultant (provided, however, that, ownership of securities having no more than 1% of the outstanding voting power of any Person which is listed on any national securities exchange will not be deemed to be in violation of this Section), or knowingly cause, induce, or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of the Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.
(b)
For a period of three years following the Closing Date, the Seller shall not directly or indirectly solicit or encourage any person who is or was an employee of either Purchaser to leave the employment of such Purchaser (if so employed) or employ, or offer to employ, such individual in any other capacity; provided that, the foregoing restriction shall not apply to (i) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at such employees or (ii) soliciting or hiring any such employees whose employment by either Purchaser or any of its Affiliates has been terminated by such Purchaser at least 180 days prior to and independent of any communication with the Seller regarding employment.
(c)
Following the Closing, each Party agrees that it shall not (and shall cause its Affiliates and shall cause its Affiliates and their respective directors, officers, employees and representatives not to) make, publish or communicate, whether orally or in writing, to any Person or in any public forum any defamatory, disparaging or negative remarks, comments or statements concerning the other Party or any of such Party’s Affiliates or their respective businesses or products, or any of their respective employees, officers, equity holders, members or advisors, or any member of such Person’s governing body; provided, however, that nothing in this Section shall limit a Party’s or its Affiliates’ ability to make true and accurate statements or communications in connection with any disclosure such Party or its Affiliates reasonably believes based on advice of counsel is required pursuant to applicable Law or Order.
(d)
The Parties acknowledge and agree that the restrictions set forth in this Section 8.5 are reasonable and that valid consideration has been received therefor pursuant to the terms hereof. It is the intention of the Parties that the provisions of this Section 8.5 are enforceable and, to that end, the Parties agree that if the scope or the duration of the covenant in this Section 8.5 is determined by a court (or arbitrator) to be overly broad or long, the court (or arbitrator) may reduce the scope or duration to the maximum scope or duration under applicable Law.
(e)
The Seller acknowledges that a breach or threatened breach of this Section 8.5 would give rise to irreparable harm to the Purchasers, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Seller of any such obligations, the Purchasers shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
8.6.
Employee Matters.
(a)
As of the Closing, Seller shall terminate each Employee designated on Section 8.6 of the Disclosure Schedule effective as of 11:59 pm Eastern time on March 31, 2024. Subject to and with effectiveness upon the Closing, U.S. Purchaser shall offer employment to each such Employee, on an “at will” basis, on the same terms and conditions as currently applicable to the respective Employees at the time of U.S. Purchaser’s offer (as such terms and conditions will be modified by the Seller’s proposed compensation changes to be effective on or about March 1, 2024, which terms and conditions as so modified shall be, for purposes of this Agreement, considered such Employees’ compensation terms and conditions as of April 1, 2024) and the Seller shall provide the Purchasers with access to the personnel records, employee data and other information as may be reasonably required to make such offers of employment. All such persons to whom employment is offered hereunder and who accept employment with the U.S. Purchaser shall become employees of the U.S. Purchaser effective as of April 1, 2024, and are sometimes hereinafter referred to as the “Transferred Employees.” Seller hereby consents to the hiring of any such employees by the U.S. Purchaser and waives, with respect to the employment by the U.S. Purchaser of such Transferred Employees, any claims or rights the Seller may have against the U.S. Purchaser or any such Transferred Employee under any non-competition, confidentiality or employment agreement.
(b)
For the 12-month period commencing on April 1, 2024, the U.S. Purchaser will provide the Transferred Employees with: (i) a base salary or base wage rate that is no less favorable than that in effect for such Transferred Employee immediately prior to Closing; (ii) target annual cash bonus opportunities that are no less favorable than the applicable target opportunity in effect for such Transferred Employee immediately prior to Closing; and (iii) employee benefits that in the aggregate are substantially equivalent to, and no less favorable than, those provided to such Transferred Employees immediately prior to the Closing.
(c)
The Seller shall use commercially reasonable efforts to assist the U.S. Purchaser in connection with the transfer of employment of the Transferred Employees, including, to the extent permitted by applicable Law, by providing all information relating to each Transferred Employee as the U.S. Purchaser may reasonably require (including initial employment dates, termination dates, reemployment dates, attendance records, personnel and status records, hours of service, compensation and tax withholding history). The Seller shall provide transition services to the Purchasers in accordance with the terms contained in the Transition Services Agreement. The Seller shall provide the notices, if any, required under the U.S. Workers Adjustment and Retraining Notification Act and satisfy any comparable state Law notice requirements, which may be required as a result of any employment losses caused by the transaction or by reason of any events occurring at or after the Closing Date.
(d)
The Seller will have performed and discharged all requirements, if any, under, the federal Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff’ or “plant closing” Law (collectively, the “WARN Act”) and under applicable Laws for the notification of its employees of any “employment loss” within the meaning of the WARN Act or any “mass termination” under applicable Law which occurred on or prior to April 1, 2024.
(e)
In accordance with the terms of the Transition Services Agreement, by April 1, 2024, the Seller will have paid all accrued salaries, bonuses, commissions, wages, vacation pay and paid time off of the Transferred Employees due to be paid. However, U.S. Purchaser shall be responsible for all such accrued amounts due to the Transferred Employees for the period starting on the Closing Date and ending on March 31, 2024, and shall reimburse Seller for all such amount paid by Seller as part of the Post-Closing Adjustment.
(f)
The Seller shall remain solely responsible, and the Purchasers shall have no obligations whatsoever for, any compensation or other amounts payable to any Employee (including the Transferred Employees), officer, director, independent contractor or consultant of Seller, including hourly pay, commission, bonus, salary, accrued vacation, fringe, sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to 11:59 p.m. Eastern time on the Closing Date. The Purchasers shall be responsible vis-à-vis the Seller (as Seller will be performing the transition services as per the Transition Services Agreement) for the payment of compensation, bonus or other payment owed to any Transferred Employee arising after the Closing Date as a result of the Purchasers’ employment of such Transferred Employee. The Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, workers’ compensation, health accident or disability benefits brought by any Transferred Employees and their dependents or beneficiaries, which claims incurred prior to 11:59 p.m. Eastern time on March 31, 2024. For purposes of this Agreement, (i) a claim for medical or dental benefits will be deemed to have been incurred on the date of treatment, (ii) a claim for prescription benefits will be deemed to have been incurred on the date the prescription is filled, and (iii) a claim for life insurance, workers’ compensation, health accident or disability benefits will be deemed to have been incurred upon the occurrence of the event giving rise thereto.
(g)
The Purchasers shall be responsible for any claims relating to the employment of any Transferred Employee, or by any Transferred Employee, arising in connection with or following the Closing Date.
(h)
During the period beginning on the Closing Date and ending on the day that is 180 days thereafter, the Purchaser shall not implement any plant closings, mass layoffs, or similar events that individually or in the aggregate would give rise to any Liability on the part of the Seller under the WARN Act, and the Purchasers shall provide any required notice under the WARN Act, and otherwise comply with any such legal requirement with respect to any “plant closing” or “mass layoff” (each as defined in the WARN Act) or employee layoff or similar event affecting the Transferred Employees.
(i)
The parties hereby agree that any and all accrued vacation leave due to each Employee who does not become a Transferred Employee shall be borne by the Seller.
(j)
The terms and conditions of this Section 8.6 are for the sole benefit of the Seller and the Purchasers and shall not confer any rights on any current or former Employee or any other Person as a third-party beneficiary. Nothing contained herein, express or implied shall be construed to establish, amend or modify any Employee Plan or employee benefit plan of the Purchasers or to prohibit the termination of any Transferred Employee’s employment at any time and for any reason.
8.7.
Books and Records. Subject to the terms of this agreement, the Seller shall have the right for a period of seven years following the Closing Date to have reasonable access, during normal business hours and on reasonable prior written notice, to such books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records that are transferred to the Purchasers pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business prior to the Closing Date and for complying with its obligations under applicable securities, Tax, environmental, employment or other Laws. Subject to the terms of this agreement, Purchasers shall have the right for a period of seven years following the Closing Date to have reasonable access, during normal business hours and on reasonable prior written notice, to those books, records and accounts, including financial and accounting records (including the work papers of the Seller's independent accountants), Tax records, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Purchasers for the purpose of conducting the Business after the Closing and complying with their respective obligations under applicable securities, Tax, environmental, employment or other Laws. Neither the Purchasers nor the Seller shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.
8.8.
Confidentiality. From and after the Closing, each of the Seller and the Purchasers shall hold, and shall cause its respective Affiliates to hold, and use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all non-public information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. Notwithstanding the foregoing, in no event will this Section limit or otherwise restrict the right of the Seller to disclose such information (i) to any Governmental Entity or arbitrator to the extent reasonably required in connection with any Legal Proceeding relating to the enforcement of this Agreement or any Ancillary Agreements, (ii) in connection with its indemnification obligations under this Agreement, including the defense of any Third Party Claim, and (iii) as permitted in accordance with Section 8.9. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify the Purchasers in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall (i) permit the Purchasers to seek a protective order or take other appropriate action and (ii) cooperate as reasonably requested by the Purchasers in its efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The Parties acknowledge and agree that to the extent the obligations set forth in this Section 8.8 are applicable to the Purchasers, such restrictions shall not apply to Viking Global Opportunities not apply to Viking Global Opportunities Illiquid Investments Sub-Master LP, Viking Global Opportunities Drawdown (Aggregator) LP, Coatue Structured Fund AIV 1LP, or any of their respective Affiliates.
8.9.
Public Announcements. In connection with the Closing, the Parties shall jointly issue a mutually agreeable press release announcing the transactions contemplated herein. The Parties agree that, following the Closing, no press release/public announcement concerning this Agreement or the transactions contemplated herein shall be issued or made by or on behalf of any Party without the prior consent of the other Party, except that each Party may make announcements as it may reasonably determine is necessary to comply with applicable Law (in which case, prior to making any such disclosure, the disclosing Party shall (a) deliver a draft of such press release or public announcement to the other Party, and shall give the other Party reasonable opportunity (but in no event less than 48 hours) to comment thereon prior to such disclosure and (b) consider in good faith the reasonable comments of such other Party).
8.10.
Change of Name. Within 30 days following the Closing Date, the Seller shall take all necessary steps to deliver, and shall execute and deliver, to the Purchasers all documents (including an amendment to Seller’s articles of incorporation in form for filing with the Secretary of State of California) necessary to change the name of the Seller to a name other than “TDO” and “TDO Software” (or any variation or derivation thereof) in each jurisdiction in which either Seller is registered to conduct business, and to terminate any and all fictitious or d/b/a names registered by the Seller in any and all jurisdictions, as applicable. If requested by either Purchaser, on and after the Closing Date, the Seller shall execute and deliver to the Purchasers such other consents, waivers, approvals and other documents as shall be reasonably requested by the Purchasers to permit the Purchasers or any designee to use Seller’s rights to the name “TDO,” and “TDO Software” (and any variation or derivation thereof) as its corporate or fictitious or d/b/a name in any jurisdiction, provided that the Seller shall not be required to incur any out-of-pocket expenses in connection therewith.
8.11.
Endocon. In the event any Purchaser or any of their Affiliates host an endodontic conference known as “Endocon” or TDO User Conference in San Diego, California or other location (or a substantially similar conference or event), Sonendo, Inc. and/or any of its Affiliates shall have the right to be a commercial exhibiter and/orpresenter at such conference or event for so long as such conference or event exists, but not less than three years, on terms and conditions consistent with as other exhibitors and presenters, which shall include the right and the obligation to run one parallel track on GentleWave, similar to what Sonendo, Inc. has done since the acquisition of the Seller in 2018.

8.12.
TDO-GentleWave Interface. Purchasers and their Successors and Assigns shall use its commercially reasonable efforts, as of the Closing Date, to maintain (i) substantially all functionality currently provided by the GentleWave® system sold by Sonendo, Inc. and/or any of its Affiliates (collectively for purposes of this Section, “Sonendo”) and that is related to interoperability with the Technology used in the Business (including the reasonable use of trademarks or sources of use, including but not limited to the current use of such trademarks or sources of use in the GentleWave system) and (ii) the same level of accessibility and interoperability without requirement of any additional payment or service charges by Sonendo or the Seller. Should there be any upgrades or functional changes to the Technology used in the Business which would require Purchasers, their Successors and Assigns to incur additional investment, payment or charges in order to maintain the interoperability of the Technology used in the Business with the GentleWave interface(s), such additional investment, payment or charges will be paid by Sonendo or the Seller. Each Party acknowledges and agrees that if any such upgrades or functional changes to be made are for the best interest of the Business, then Purchasers, their Successors and Assigns shall make such upgrades and functional changes, and shall not be deemed to be in breach of or in violation of this Section 8.12. Further, each Party acknowledges and agrees that Sonendo, Inc. is a third-party beneficiary of the rights and obligations set out in this Section 8.12, and thus, entitled to enforce the terms hereof as if it were an original party hereto solely in connection with a matter arising out of this Section 8.12.
9.
Indemnification.
9.1.
Survival. All of the representations and warranties made by either Party in this Agreement or pursuant hereto shall survive for a period of 18 months from the Closing; provided, however, that the Fundamental Representations shall survive for a period of five years from the Closing and the representations and warranties contained in Section 6.13 (Taxes) shall survive until 60 days after the expiration of the applicable statute of limitations. Each of the covenants or other agreements contained in this Agreement which by their terms contemplate performance after the Closing shall survive the Closing for the period contemplated by their terms. No Person shall be liable for any claim for indemnification under this Section 9 unless and until written notice specifying in reasonable detail the nature of the claim or potential claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such time as such claim is resolved, whether or not the amount of the Damages resulting from such breach has been finally determined at the time the notice is given.
9.2.
Indemnification by Seller. Subject to the limitations contained herein, including Section 9.4, Seller shall indemnify, hold harmless and defend Purchasers and their Affiliates, and their respective directors, officers and employees (collectively, the “Purchaser Indemnitees”), from and against any Damages (whether or not involving or relating to a third party claim or a claim between the Parties) incurred, sustained or suffered by any Purchaser Indemnitee, arising from or relating to, directly or indirectly, (a) any breach or inaccuracy of a representation or warranty of Seller in this Agreement, (b) any failure by Seller to perform any covenant required to be performed by it pursuant to this Agreement, (c) any Excluded Asset or (d) any Excluded Liability.
9.3.
Indemnification by Purchaser. Subject to the limitations contained herein, including Section 9.4, Purchasers shall, jointly and severally, indemnify, hold harmless and defend Seller and its Affiliates, and their respective directors, officers and employees (collectively, the “Seller Indemnitees”), from and against any Damages (whether or not involving or relating to a third party claim or a claim between the Parties) incurred, sustained or suffered by any Seller Indemnitee, arising from or relating to, directly or indirectly, (a) any breach or inaccuracy of a representation or warranty of Purchasers in this

Agreement, (b) any failure by a Purchaser to perform any covenant required to be performed by it pursuant to this Agreement, or (c) any Acquired Asset or Assumed Liability or other liability or obligation arising out of or in connection with the ownership of the Acquired Assets or the operation of the Business arising on or after the Closing.
9.4.
Limitations on Indemnification. All indemnification obligations of a Party that is required to provide indemnification under this Section 9 (each, an “Indemnifying Party”) to either one or more Purchaser Indemnitees or one or more Seller Indemnitees, as applicable (each, an “Indemnified Party”), shall be subject to the following limitations:
(a)
No indemnification payments will be made by or on behalf of the Seller under this Agreement in respect of any individual claim or series claims having the same nature or origin where the losses relating thereto are less than $25,000, and such items less than $25,000 will not be aggregated for purposes of calculating the Deductible in clause (b) below.
(b)
Seller shall not be liable to the Purchaser Indemnitees for indemnification under Section 9.2(a) until the aggregate amount of all Damages in respect of indemnification under Section 9.2(a) exceeds $100,000.00 (the “Deductible”), in which event Seller shall only be required to pay or be liable for Damages in excess of the Deductible. The aggregate amount of all Damages for which Seller shall be liable pursuant to Section 9.2(a) shall not exceed $2,500,000.00 (the “Cap”).
(c)
Notwithstanding the foregoing, the limitations set forth in Section 9.4(a) shall not apply to Damages based upon, arising out of, with respect to or by reason of (i) any inaccuracy or breach of any Fundamental Representation, (ii) any inaccuracy or breach of the representations and warranties contained in Section 6.13 (Taxes) or (iii) Damages related to indemnification under Sections 9.2(b), 9.2(c), or 9.2(d); provided, however, that notwithstanding the foregoing, the aggregate total amount in respect of which the Seller will be liable to indemnify, defend and hold harmless the Purchaser Indemnitees pursuant to Section 9.2(a) will not exceed the Purchase Price.
(d)
NOTWITHSTANDING ANY PROVISION TO THE CONTRARY CONTAINED IN THIS AGREEMENT, AND Other than in connection with a Third Party Action pursuant to which such damages are finally awarded, NO PARTY SHALL BE LIABLE FOR, AND NO PARTY SHALL SEEK, SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS, LOSS OF REVENUE, LOST SALES OR AMOUNTS CALCULATED AS A MULTIPLE OF EARNINGS, PROFITS, REVENUE, SALES OR OTHER MEASURE, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE.
(e)
Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach or inaccuracy that gives rise to such Damages.
(f)
Notwithstanding anything to the contrary in this Agreement, when determining the amount of Damages and whether there has been a breach of any representation or warranty, such representation or warranty shall be read without regard and without giving effect to any materiality, Material Adverse Effect, or other similar standard or qualification contained in such representation or warranty, except (i) where any such provision requires disclosure of lists of items of a material nature or above a specified threshold in which case such qualifier shall not be deleted for purposes of determining the lists of items which must be disclosed and any related claim for a breach of representation or warranty and (ii) in the case of the representations and warranties contained in Section 6.4 (Financial Statements), Section 6.5 (Books and Records) and Section 6.14 (No Material Adverse Effect).
(g)
No Person will be entitled to indemnification under this Agreement with respect to any breach of, or inaccuracy in, any representation, warranty or covenant by the Seller or the Purchasers if, on the Closing Date, the Person seeking such indemnification had knowledge of the existence of such breach or inaccuracy.
(h)
For the avoidance of doubt, and notwithstanding anything herein to the contrary, in no event shall any Indemnified Party be entitled to indemnification more than once for Damages incurred by such Indemnified Party hereunder by reason of the state of facts giving rise to such Liability constituting a breach of, or inaccuracy in, more than one representation, warranty, covenant or agreement, or to recovery in excess of Damages incurred upon, sustained by, or imposed upon such Indemnified Party.
(i)
The amount of any and all Damages for which indemnification is provided pursuant to this Agreement will be net of any Tax benefit to which an Indemnified Party is entitled by reason of payment of such Liability (taking into account any Tax cost or reduction in such Tax benefits by reason of receipt of the indemnification payment) and any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements receivable by, or payable in kind to, the Indemnified Party with respect to such Damages or any of the circumstances giving rise thereto. If, at any time following payment in full by the Indemnifying Party of any amounts of Damages due under this Agreement, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Damages, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party. The Parties will use (and will cause their Affiliates to use) commercially reasonable efforts to collect the proceeds of any available insurance which would have the effect of reducing any Damages (in which case the net proceeds thereof will reduce the Damages).
9.5.
Indemnification Procedures.
(a)
Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim, arbitration, mediation or other Legal Proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement (or any of their respective directors, officers or employees) (a “Third Party Claim”) against such Indemnifying Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such notice of such Third Party Claim. Such notice must contain (i) a description and, if known, the estimated amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for such notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Damages. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses (and is prejudiced by such forfeiture) by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s sole expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third

Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, unless with a written consent of the Canadian Purchaser, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim. Seller and Purchasers shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 8.7) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)
Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 9.5(b) If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)
Direct Claims. Any Legal Proceeding by an Indemnified Party on account of Damages which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
9.6.
Purchase Price Adjustment. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Law.
9.7.
Exclusive Remedy. The Parties covenant, acknowledge, and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 9. Accordingly, each Party hereby irrevocably waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement that it may have against the other Parties hereto and their Affiliates and representatives arising under or based upon any law, except pursuant to the indemnification provisions set forth in this Section 9; provided, however, that nothing in this Section 9.7 shall limit any Party’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Fraud by any Party hereto.
9.8.
Set-Off. In addition to any other remedies available, the Purchasers shall be entitled to set-off any amounts due to Purchaser Indemnitees from the Seller for indemnification claims finally resolved in accordance with this Section 9 against any amount otherwise payable by the Purchasers or their Affiliates to the Seller pursuant to Section 4.1(b).

10.
Miscellaneous.
10.1.
Notices. Any notices required or desired hereunder shall be given by (a) reputable overnight courier service, or (b) email of a PDF document, addressed to Seller at:

TDO Software, Inc.

e-mail: [***] and [***]
Attention: Bjarne Bergheim

cc:	Reed Smith LLP
1901 Avenue of the Stars, Suite 700
Los Angeles, CA 90067
Fax: (310) 734-5299
e-mail: [***]

Attention: Michael Sanders, Esq.

Or to Purchasers at:	Valsoft Corporation Inc.
7405 TransCanada, Suite 100
Montreal, Quebec H4T 1Z2
Canada
e-mail: [***]
Attention: David Felicissimo, General Counsel

or at such other address as shall be given in writing by one Party to the other in compliance with the provisions of this Section 10.1. Any such notice shall be deemed to be given on the date it is delivered or on the date such delivery is refused, as applicable.

10.2.
Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; and (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Disclosure Schedules, Exhibits and Schedules mean the Sections of, and Disclosure Schedules, Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The table of contents and the headings of Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be dra fted. The Disclosure Schedules, Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 6. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in Section 6 only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

10.3.
Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be interpreted and governed under the laws of the State of Delaware without giving effect to its choice of law provisions. The Parties hereby consent to the exclusive jurisdiction of the courts of competent jurisdiction of the State of Delaware in any proceeding hereunder. Any legal or equitable action that arises out of or in connection with (directly or indirectly) this Agreement or the transactions contemplated herein shall be brought in the State of Delaware, and if failing to be brought to such court, then to any federal or state court located within the State of Delaware, and each Party hereby irrevocably waives any right that they have or may have in the future to object to such selection of venue, including, without limitation, an objection based on an assertion that such venue constitutes an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.
10.4.
Good Faith Attempt to Resolve Disputes. Each Party covenants and agrees that if any dispute, disagreement, controversy, or similar situation (each, a “Dispute”) arises in connection with this Agreement or any of the transactions contemplated herein, the Parties shall first engage in good faith efforts to resolve such Dispute before instituting any associated legal or arbitral action. The Party which has initiated the Dispute shall provide written notice to the other Parties of the Dispute along with a reasonably detailed written description of the Dispute. The Parties shall use their reasonable good faith efforts to resolve any Dispute. If any such Dispute cannot be resolved within 45 days following the provision of the notice of the Dispute, the Parties may pursue any other rights or remedies available to them under this Agreement or otherwise.
10.5.
Successors and Assigns. The parties agree that this Agreement shall be binding on their respective successors and permitted assigns, and that the term “Seller” and the term “Purchasers” as used herein shall be deemed to include, for all purposes, the respective designees, successors, permitted assigns, heirs, executors and administrators. Notwithstanding the foregoing, this Agreement and the rights and obligations of the parties hereunder shall not be assignable, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties; provided, however, that either Party may assign all or any portion of its rights this Agreement to any of their respective Affiliates or acquirers without the consent of the other Party.
10.6.
Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after such waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
10.7.
Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or ender unenforceable such term or provision in any other jurisdiction. Except as provided for in Section 8.5(c), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
10.8.
Entire Agreement; Incorporation of Recitals. This Agreement (including all Schedules and Exhibits attached hereto and all documents delivered as provided for herein) and the Ancillary Agreements constitute the entire agreement of the Parties and supersedes any and all other agreements and understandings, whether written or oral, relative to the matters discussed herein. All of the Recitals stated at the beginning of this Agreement are hereby incorporated by reference into and made a part of this Agreement.
10.9.
Attorneys’ Fees . In any Legal Proceeding brought to enforce this Agreement, the Exhibits attached hereto or any other signed instrument referred to herein, or to obtain an adjudication, declaratory or otherwise, of rights hereunder or thereunder, the losing Party shall pay to the prevailing Party all costs and expenses that may be incurred by the prevailing Party in such action, including any reasonable attorneys’ fees and all other costs and expenses associated with appellate proceedings.
10.10.
Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.
10.11.
No Third Party Beneficiaries. Except as provided in Section 9 and Section 10.3, which are intended to benefit and may also be enforced by any Indemnified Party, , or as otherwise expressly provided herein, no provision of this Agreement is intended to benefit any third parties, and no entity not a party to this Agreement shall be granted any rights hereunder.
10.12.
Equitable Relief. Nothing in this Agreement shall be construed to provide any restrictions on any Party’s right to seek equitable relief in connection with this Agreement or any of the transactions contemplated herein.
10.13.
Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signature or an e-mail of a PDF signature which shall in all events have the same force and effect as original signatures, and each Party hereby irrevocably waives any objection that it has or may have in the future regarding the validity or enforceability of any such electronic signature.
10.14.
Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

10.15.
Conflicts and Privilege. Recognizing that Reed Smith LLP (“Seller Counsel”) has been engaged by the Seller and its Affiliates to represent the Seller in connection with the transactions contemplated hereunder, each Purchaser hereby (a) waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise after the Closing between the Purchaser or any of its Affiliates, on the one hand, and the Seller or any of its Affiliates, on the other hand, and (b) agrees that Seller Counsel may represent the Seller or any of its Affiliates in such dispute even though the interest of the Seller may be directly adverse to the Purchaser or any of its Affiliates, and even though Seller Counsel may have represented the Purchaser or any of its Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser or any of its Affiliates. In addition, each Purchaser, on its own behalf and on behalf of its Affiliates, further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among any of Seller Counsel or the Seller or any of their respective directors, managers, members, partners, officers or employees or Affiliates that relate in any way to this Agreement or the transactions contemplated hereunder, the attorney-client privilege and the expectation of client confidence belongs to the Seller and shall be controlled solely by the Seller and shall not pass to or be claimed by either Purchaser or any of its Affiliates. Accordingly, the Purchasers shall not have access to any such communications, or to the files of Seller Counsel relating to its engagement, whether or not the Closing shall have occurred. Notwithstanding those efforts, each Purchaser, on its behalf and on behalf of its Affiliates, further understands and agrees that the consummation of the transactions contemplated hereunder may result in the inadvertent disclosure of such information that may be confidential or subject to a claim of privilege. Each Purchaser, on its behalf and on behalf of its Affiliates, further understands and agrees that any disclosure of such information that may be confidential or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege. Each Purchaser, on its behalf and on behalf of its Affiliates, agrees to use commercially reasonable efforts to return promptly any such inadvertently disclosed information to the appropriate Person upon becoming aware of its existence. Each Purchaser agrees to take, and to cause its Affiliates to take, all steps necessary to implement the intent of this Section.

SIGNATURES CONTAINED ON NEXT PAGE

IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement as of the date first written above.

Canadian Purchaser:

VALSOFT CORPORATION INC.

By:	/s/ David Felicissimo
	Name:	David Felicissimo
	Title:	Secretary

U.S. Purchaser:

ASPIRE USA LLC

By:	/s/ Michael Assi
	Name:	Michael Assi
	Title:	President

Seller:

TDO SOFTWARE, INC.

By:	/s/ Bjarne Bergheim
	Name:	Bjarne Bergheim
	Title:	President

Exhibit A

Allocation of Purchase Price

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit B

BUSINESS FF&E

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit C

ASSIGNED CONTRACTS

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit D

EXCLUDED LIABILITIES

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit E

EXCLUDED ASSETS

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT F

CLOSING WORKING CAPITAL STATEMENT

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]